As filed with the Securities and Exchange Commission on December 9, 2016
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
TechPrecision Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	51-0539828
(State or other jurisdiction of	(IRS Employer
Incorporation or organization)	Identification No.)

1 Bella Drive, Westminster, MA	01473
(Address of Principal Executive Offices)	(Zip Code)
TechPrecision Corporation 2016 Equity Incentive Plan
 (Full title of the plan)
Thomas Sammons
TechPrecision Corporation
1 Bella Drive
Westminster, MA 01473
(978) 883-5109
 (Name, address and telephone number, including area code, of agent for service)
Copy to:
Scott R. Jones, Esquire
Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103-2799
 (215) 981-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed maximum	Proposed maximum
		Amount to be	offering price per	aggregate offering	Amount of
	Title of securities to be registered	registered(1)	Share(2)	Price(2)	registration fee(2)
	Common stock, par value $0.0001 per share	5,000,000	$0.52	$2,600,000	$301.34

(1)	This registration statement covers 5,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), of TechPrecision Corporation, a Delaware corporation (the "Company"), issuable pursuant to the TechPrecision Corporation 2016 Equity Incentive Plan (the "2016 Plan"). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of Common Stock which become issuable because of any stock dividend, stock split or any other similar transaction.

(2)	Calculated pursuant to Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low prices of the Company's common stock as reported on the OTC Bulletin Board on December 7, 2016.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the introductory note to Part I of the Form S-8. The registrant, TechPrecision Corporation (the "Company"), has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement on Form S-8 (this "Registration Statement") to participants in the TechPrecision Corporation 2016 Equity Incentive Plan (the "2016 Plan") to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act. The Company is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by the Company with the SEC, are incorporated in this Registration Statement by reference:

(a)
the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2016 filed with the SEC on June 28, 2016, as amended by the Company's Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended March 31, 2016 filed with the SEC on July 29, 2016 and the Company's Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended March 31, 2016 filed with the SEC on August 5, 2016;

(b)	the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 filed with the SEC on August 15, 2016;
(c)	the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 filed with the SEC on November 14, 2016;
(d)	the Company's Current Reports on Form 8-K filed with the SEC on April 6, 2016, May 2, 2016, June 27, 2016, September 12, 2016, September 23, 2016, October 7, 2016, and December 9, 2016; and
(e)
the description of the Company's common stock shares contained in the Company's Registration Statement on Form S-1 as filed with the SEC on August 28, 2008, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8K, including the related exhibits, is not incorporated by reference in this Registration Statement or any related prospectus.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The Company's certificate of incorporation provides that the liability of the directors of the corporation for monetary damages shall be eliminated and provides for indemnification each to the fullest extent permissible under the General Corporation Law of the State of Delaware (the "DGCL"), except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions; or any transaction from which the director derived an improper personal benefit.
The Company's by-laws provide that the Company shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL if the person acted in good faith and in a manner the person reasonably believe to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.
Section 145 of the DGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.
Section 145 of the DGCL also provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The Company maintains directors' and officers' liability insurance covering all of the Company's directors and officers against claims arising out of the performance of their duties.
Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings.

(a)		The Company hereby undertakes:
	(1)		To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)		To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, Commonwealth of Massachusetts, on December 9, 2016.

TechPrecision Corporation
By:	/s/ Alexander Shen
	Name:	Alexander Shen
	Title:	Chief Executive Officer

We, the undersigned officers and directors of TechPrecision Corporation, hereby severally constitute and appoint Alexander Shen and Thomas Sammons, and each of them singly (with full power to each of them to act alone), as our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

Chief Executive Officer
/s/ Alexander Shen	(Principal Executive Officer)	December 9, 2016
Alexander Shen

Chief Financial Officer
/s/ Thomas Sammons Thomas Sammons	(Principal Financial and Accounting Officer)	December 9, 2016

/s/ Leonard M. Anthony Leonard M. Anthony	Chairman of the Board	December 9, 2016

/s/ Robert A. Crisafulli Robert A. Crisafulli	Director	December 9, 2016

/s/ Philip A. Dur Philip A. Dur	Director	December 9, 2016

/s/ Michael R. Holly Michael R. Holly	Director	December 9, 2016

/s/ Robert G. Isaman Robert G. Isaman	Director	December 9, 2016

/s/ Andrew A. Levy Andrew A. Levy	Director	December 9, 2016

/s/ Richard S. McGowan Richard S. McGowan	Director	December 9, 2016

/s/ Walter M. Schenker Walter M. Schenker	Director	December 9, 2016

EXHIBIT INDEX

Exhibit
Number	Description of Document
4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 28, 2006).
4.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2014).
5.1	Opinion of Pepper Hamilton LLP.
10.1	TechPrecision Corporation 2016 Equity Incentive Plan.
23.1	Consent of Marcum LLP.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).
24.1	Powers of Attorney (set forth on the signature page of this Registration Statement).